LICENSE AGREEMENT

         This License Agreement (the "Agreement") is made and entered into on October 28, 1999 by and between Non-Invasive Monitoring Systems, Inc., a Florida corporation whose business address is 1840 West Avenue, Miami Beach, Florida 33139 ("NIMS" or "Licensor") and LifeShirt.com, Inc., a Delaware corporation, whose business address is P. O., Box 262, Ojiai, California 93024 ("Licensee").

         WHEREAS, Licensor possesses certain technology and owns valuable know-how which pertains to the design, manufacture, assembly, sale, distribution, servicing, installation, use, leasing and testing of devices for online vital sign monitoring devices and specifically, related to the development, manufacturing and marketing of a garment with embedded sensors that records and transmits data over the Internet for respiration,) ECG, and over 35 other physical and emotional vital signs into a small digital recorder (the "LifeShirt System"); and

         WHEREAS, Licensee desires to obtain the right to use such technology and know-how for the development, manufacture, marketing and sale of certain products relating to the LifeShirt System; and

         WHEREAS, Licensee and Licensor have entered into that certain Research and Consulting Agreement by and between Licensee and Licensor, dated as of the date hereof and attached hereto as Exhibit "A"; and

         WHEREAS, Licensee has entered into that certain Consulting Agreement with Marvin Sackner, a principal of NIMS, dated as of the date hereof and attached hereto as Exhibit "B".

         NOW, THEREFORE, in consideration of the premises and mutual promises, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.       Definitions.

         As used herein, the following terms shall have the following definitions.

         1.1 Affiliates, "Affiliates" shall mean any business entity controlled by, controlling or under common control with any party hereto, with "control" being interpreted broadly, including any entities with which such party may merge, acquire or be acquired by.

         1.2 Business. Day. "Business Day" shall mean a day on which banks are open for business in Los Angeles, California.

         1.3 Dollars. "Dollars" or "$" shall mean lawful money of the United States of America in immediately available funds.

         1.4 Effective Date. "Effective Date" shall mean the date of this Agreement.

         1.5 Force Majeure. "Force Majeure" shall mean any of the following events or conditions, acts of state or governmental action, orders, legislation, regulations, restrictions, priorities or rationing, riots, disturbance, war, strikes, lockouts, slowdowns, prolonged shortages of energy supply, interruption of transportation, embargo, fire, earthquake, flood, hurricane, typhoon. explosion and accident.

         1.6 Payment Period. "Payment Period" shall commence on March 31, June 30, September 30 or December 31, whichever first follows the initial sale of and service related to the Product, any Derivative Product and any Reserved Product, and continue for each of March 31, June 30, September 30 and December 31 for as long as Licensee sells the Products and any Derivative Product and Licensor sells any Reserved Products.

         1.7 Products. "Products" shall mean the products, and only the products, described in Exhibit "C" attached hereto and made a part hereof

         1.8 Reserved Products. "Reserved Products" shall mean the products, and only the products, described in Exhibit "D" attached hereto and made a part hereof.

         1.9 Technology. "Technology" shall mean any and all inventions and discoveries, whether patentable or not (including without limitation any and all patents and patent applications and extensions resulting therefrom), processes, trade secrets, trade names, copyrights, mask work rights, know-how, computer programs and software and hardware relating thereto, computer source codes, methods, contrivances, plans, processes, specifications, experiments, circuit descriptions. suggested circuit board layouts, parts, lists, test fixtures and procedures, manuals, instruction devices, layouts, schematics, drawings, prototypes, system operating maintenance and instruction manuals and other intellectual property rights which have been created by or at the direction of Licensor or any person or entity on behalf of Licensor or directly or indirectly engaged by Licensor (including without limitation all subcontractors, consultants and research and development partners or team members) which have been, are or will be used to develop, design, manufacture, assemble, sell, distribute, use, install, service or test the Products or any of them, A description of the Products is set forth in Exhibit "C" attached hereto and made a part hereof.

2.       Grants of Rights.

          2.1  Ownership of Technology and Products.

               (a) Licensor represents and warrants to Licensee that all rights, title and interest in and to the Technology and the Products are currently owned by Licensor free and clear of any encumbrances or liens.

               (b) Licensor hereby represents and warrants to Licensee that Licensor has and shall maintain full power and authority to use, license, grant rights to or otherwise dispose of the Technology and the Products without infringing a third party's patent or other rights in the Technology and the Products.

               (c) Licensor shall deliver to Licensee an opinion of Licensor's patent counsel that Licensor has the right to grant the licenses granted hereunder.

               (d) The failure of Licensor to comply with any of the representations or warranties in section 11(a) (b) or (c) hereof at any time after the Effective Date shall constitute a material breach of this Agreement.

          2.2  Exclusive license of Technology_and Products,
               ---------------------------------------------

               (a) As of the Effective Date, Licensor grants to Licensee, during the Term of this Agreement the exclusive, world-wide right and license to use and practice the Technology in order to develop, design, make, use, sell and service the Products other than the Reserved Products, This right and license includes, without limitation, the rights: (i) to develop, design, manufacture, assemble, sell, distribute, lease, install, test, repair, service and use any and all Products incorporated within the LifeShirt System; (ii) to maintain the Products incorporated within the LifeShirt System; (iii) to practice the methods and processes involved in the use of the Products incorporated within the LifeShirt System; (iv) to make and have made, to use and have used and to maintain and have maintained, machines, tools, instrumentality's and materials in connection with the development, design, manufacture, assembly, installation, testing, repair, servicing and use of the Products incorporated within the LifeShirt System; and (v) to use and have used methods and processes insofar as such machines, tools, instrumentality's, materials, methods and processes are involved in or incidental to the development, design, manufacture, installation, testing or repair of the Products incorporated within the LifeShirt System. All rights granted herein shall be exclusive to Licensee, but Licensor shall have full right and license to use and practice the Technology and any improvements and to make, use and sell the Reserved Products.

               (b) Licensee agrees that Licensor shall retain title and interest in and to any and all derivative patents related to the Products incorporated within the LifeShirt System and Technology discovered by Licensor following the signing of this Agreement (the "Derivative Patents"); provided that in the event Licensor, within a reasonable time after the invention of any Derivative Patent, fails to notify Licensee in writing that Licensor intends to apply for said Derivative Patents at Licensor's expense, then Licensee, at Licensee's sole, exclusive and irrevocable option (the "Option"), may apply for the Derivative Patents on behalf of and in the stead of Licensor, as Licensor's attorney-in-fact, at Licensee's expense, and thereafter, upon obtaining said Derivative Patent(s), Licensor shall assign any and all right, title and interest in and to any and all Derivative Patent(s) to Licensee; and Licensor hereby irrevocably appoints Licensee as its attorney-in-fact (which appointment is coupled with an interest) with full power of substitution to execute, verify, acknowledge and deliver any documents necessary to apply for, prosecute, obtain and maintain such Derivative Patents, which Licensor may fail to promptly execute, verify, acknowledge and/or deliver after Licensee's request therefor. In the event Licensor gives Licensee written notice of its intention to proceed with any Derivative Patent, as set forth herein, and does proceed within a reasonable time to apply for, prosecute, obtain and maintain the Derivative Patents at Licensor's expense, then Licensor shall retain and own all right, title and interest in and to the Derivative Patents; and Licensor shall license the Derivative Patents to Licensee on the same terms as are set forth in this Agreement for the Products and Technology related to the LifeShirt System

               (c) Licensee agrees that Licensor shall retain all patent rights for the Technology and the Products, except for the events contemplated in Sections 2.2(b) above (License's Option re: Derivative Patents) and 7.2 (re:
Licensor's going out of business).

               (d) As soon as practicable after the Effective Date, but in no event later than sixty (60) days after the Effective Date, Licensor shall provide to Licensee, at no additional cost to Licensee, specific and necessary information with respect to the LifeShirt System and with respect to the Technology and the Products.

               (e) Licensee shall have the right to sublicense the LifeShirt System and related services (i) so long as each sublicensee or assignee agrees to be bound by all of the terms and conditions included in this Agreement; and
(ii) so long as Licensor is given prior written notice of any such sublicense or assignment and has a meaningful right of consultation regarding the sublicense or assignment.

               (f) The exclusivity of this license shall survive any sale, merger, acquisition or other reorganization of Licensor and any assignment, hypothecation or other transfer of any of the rights licensed hereunder by Licensor to any third party and Licensor specifically agrees to obligate any such third parties to assume Licensor's duties to Licensee hereunder.

3.       Compensation Payable to Licensor/Licensee.

         3.1  Royalty.
              --------

              (a) Licensee agrees to transfer or pay to Licensor, for granting the rights and licenses described in Section 2 hereof:

                   (1) Licensee agrees to issue shares of common stock of Licensee (the "Common Stock") to Licensor, valued equally with the founders' shares, equal to twenty-three and one-half percent (23.5%) of the total shares or 235,000 shares of Licensee's Common Stock. Licensee agrees to grant piggyback registration rights in the Common Stock if and when Licensee makes an initial public offering of its securities.

                   (2) A royalty which shall be computed as three percent (3%) of Licensee's gross revenues from sales of the Product and any Derivative Product licensed by Licensee from Licensor and services related to the Product and any Derivative Product licensed by Licensee from Licensor, as such shall be computed in accordance with generally accepted accounting principles; and paid following the end of each quarterly Payment Period as set forth in Section 12 hereinbelow (the "Quarterly Royalty Payments").

                   (3) Subject to events of Force Majeure, Licensee agrees to pay Licensor minimum Quarterly Royalty Payments that shall, in the aggregate, total not less than Two Hundred Fifty Thousand Dollars ($250,000) (the "Minimum Royalty") for the "Minimum Royalty Year". The Minimum Royalty Year is defined as the second year of a two-year period, with such two-year period commencing on the first day of any commercial sales of the Product or licensed Derivative Product.

              (b) Licensor agrees to transfer or pay to Licensee, for permitting Licensor to retain the rights and licenses to the Reserved Products described in
Section 2 hereof:

                   (1) A royalty which shall be computed as five percent (5%) of Licensor's gross revenues from sales of Reserved Products and services related to the Reserved Products, as set forth on Exhibit "D", which incorporate or utilize any of the Product, Derivative Product or TechnoLogy, as such shall be computed in accordance with generally accepted accounting principles; and paid following the end of each quarterly Payment Period as set forth in Section 3.2 hereinbelow.

         3.2      Payments of Fees and Royalties.

                   (a) All royalty payments under Section 3.1(a)(2), 3.1(a)(3) and 3.l(b)(l) hereof shall be made by check payable to the respective party entitled to such royalty payments not later than thirty (30) days following the Payment Period.

                   (b) Whenever any payment hereunder shall be due on a day, which is not a Business Day, such payment shall be made on the immediately preceding Business Day.

4.       Prosecution and Maintenance of Patents.

         4.1 Licensor represents and warrants that all of the patents for the Products on the attached Exhibit "C" are in force as set forth on Exhibit "C" and Licensor will continue to prosecute and maintain, amend, update, extend or otherwise take any and all actions required for such patents for the Products and shall take any and all other actions, legal or otherwise, which it considers necessary or desirable to do so. Licensee shall have the right to be kept informed of the status and progress of all actions instituted by Licensor pursuant to this Section 4.1. Licensor shall support all such efforts by Licensee.

5.       Protection of Technology and Products.

         5.1      lnfringements.
                  --------------

                  (a) Licensor shall take any and all actions, legal or otherwise, which, in its sole discretion, it considers necessary or desirable to terminate infringements of the Technology or any Product or any unfair competition with any Product and/or against any individual(s) or entity(ies) which Licensor deems, in its sole discretion, to be acting in contravention of Licensor's intellectual property or proprietary rights. Licensee shall have the right to be kept informed of the status and progress of all actions instituted by Licensor pursuant to this Section. Licensor shall support all motions and other efforts by Licensee to become a party jointly with Licensor to such action.

                  (b) Each party hereto shall pay all the fees and expenses of their respective legal counsel incurred in connection with actions initiated pursuant to this Section. If the parties hereto agree to use the same legal counsel in any such action they shall also agree on their respective responsibilities with respect to payment of the fees and expenses of such counsel.

                  (c) If Licensor does not institute an action within one hundred twenty (120) days after receiving notice from Licensee of any infringement of the Technology or any Product or any unfair competition with any Product and/or against any individual(s) or entity(ies) which Licensee deems, in its sole discretion, to be acting in contravention of Licensor's intellectual property or proprietary rights, Licensee may institute any action with respect thereto. Licensor shall have the right to be kept informed of the status and progress of all such actions instituted by Licensee pursuant to this Section and discussions between the parties must be held as to the advisability of such action. Licensee shall support all motions and other efforts by Licensor to become a party jointly with Licensee to such action. Licensee shall not be under any obligation to institute any such action,

                  (d) Any recoveries or settlement proceeds (or parts thereof) received from suits or settlements involving an action initiated pursuant to this Section by either party or agreed to relating to the Technology or Products shall be applied first to reimbursing each party for such fees, expenses and other costs as it may have incurred in connection with such action or settlement, and then the balance, if any, to be divided between Licensor, on the one hand, and Licensee, on the other hand, according to a fair determination of each party's actual and potential losses and damages to which. the recovery relates. In the event Licensor and Licensee cannot agree on the division between them, the issue shall be decided by arbitration pursuant to section 8.3 of this Agreement.

         5.2 Use of Name in Suit. Where, in the judgment of the party prosecuting an action under section 5.1 hereof, it is necessary to use the other party's name to prosecute such action, such other party agrees to allow the prosecuting party to so use the name of such other party, provided, however, that the prosecuting party agrees to hold such other party harmless against any court costs, attorney's fees, or damages resulting solely from the use of such other party's name by the prosecuting party in such action and to indemnify the non-prosecuting party.

         5.3 Detect and Report Infringements. Each party agrees to keep watch to detect any actual or suspected unauthorized use of the Technology or any Product and any attempted passing-off by imitation of any product, and shall notify the other party in writing of any such actual or suspected unauthorized use and any such attempted passing-off within thirty (30) calendar days after receiving knowledge of the actual or suspected unauthorized use or the attempted passing-off.

6.       Defensive Litigation.

         6.1      Actions Brought by Third Parties.
                  ---------------------------------

                  (a) Licensor shall indemnify and hold Licensee harmless from and against any adverse final monetary judgment rendered against Licensee in any action brought against any party asserting the infringement by Licensee or any licensee or assignee of Licensee of rights of a third party (including without limitation patent rights) due to the use or practice by Licensee or any licensee or assignee of Licensee of the Technology or the Product

                  (b) Licensor shall, at its own expense, defend Licensee from and against any such claim, provided, however, that Licensor shall not settle any action without the prior written consent of Licensee, which consent shall not be unreasonably withheld.

                  (c) Each party hereto will indemnify and hold harmless the other party against any losses, claims, damages, expenses or liabilities to which the indemnified party may become subject, under federal or state law, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact made by the indemnifying party, its officers, shareholders, agents, employees, and representatives in the use and marketing of the Product, Derivative Product or

Technology (so long as such untrue statement or alleged untrue statement of a material fact has not been provided to the indemnified party by the indemnifying party).

         6.2      Notification of Suits.
                  ----------------------

                  (a) Licensee shall give Licensor written notice of any suit or action described in section 5.1 hereof wherein Licensee is named as a party. Licensee shall give such written notice within ten (10) days after acquiring such knowledge or prior to the expiration of time which is reasonably necessary to prepare a response for filing with a court, whichever occurs first,

                  (b) Licensor shall give Licensee written notice of any suit or action brought against Licensor with respect to the Technology or any Product asserting the infringement on rights of a third party (including, without limitation, patent rights) due to the use or practice of the Technology or any Product. Licensor shall give such written notice within ten (10) days after acquiring such knowledge or prior to the expiration of time which is reasonably necessary to prepare a motion to intervene for filing with a court or other judicial body, whichever is first to occur.

         7.       Termination
                  -----------

                  7.1 Term of Agreement. Unless it is terminated on an earlier date pursuant to Section 2.2 or Section 7,2 herein, the license granted hereunder shall be for a period of ten (10) years, commencing on the Effective Date hereof (the "Term"). LifeShirt.com, at its sole option and with thirty (30) days notice, may extend this Agreement beyond the Term for additional periods of ten (10) years under the same terms and conditions (the "Additional Term"), for as many successive ten (l0-year Additional Terms as it so elects. The obligations of Licensee and Licensor to pay royalties on any Product and any Reserved Product, respectively, shall terminate on the date this Agreement terminates. Royalties accrued to that date shall be paid in accordance with this Agreement.

         7.2      Notice of Termination.
                  ----------------------

                  (a) Upon the occurrence of a material breach or default as to any obligation hereunder by either party and the failure of such party, within sixty (60) days after receiving written notice thereof from the other party, to cure (or to provide adequate assurance of cure of) such material breach or default, this Agreement may be terminated by the other party by giving written notice to the breaching party of such termination, such termination being immediately effective upon the giving of such notice of termination to the breaching party.

                  (b) In the event of a material breach of any of the provisions hereof by either party, the other party may seek to recover monetary damages against the breaching party in accordance with the provisions of section 7.3 hereof.

                  (c) Notwithstanding anything to the contrary herein, Licensee shall be entitled to prevent termination by Licensor hereunder by providing such adequate assurance of its performance of any prospective award for damages in favor of Licensor in such amount and in such manner, including but not limited to the posting of a bond, as shall be determined by the arbitrator pursuant to section 7.3 acting on an expedited preliminary basis prior to actual full arbitration proceedings.

                  (d) In the event of any of the following, any and all right, title and interest in and to the Technology and Products will automatically (and with no further action required on behalf of Licensor or Licensee) be assigned to Licensee to allow Licensee to maintain its exclusive rights to the Technology and Products per this Agreement (i) Licensor files in any court pursuant to any statute of the United States or of any individual state, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or at the appointment of a receiver or trustee of the party of its assets, (ii) Licensor proposes a written agreement of composition or extension of its debts, (iii) Licensor is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety
(90) days after filing thereof; (iv) Licensor proposes or is a party to any dissolution or liquidation, (v) Licensor makes an assignment for the benefit of creditors, or (vi) Licensor discontinues its operations for any reason whatsoever.

                  (e) In the event of any of the following, any and all right, title and interest in and to the Technology and Products will automatically (and with no further action required on behalf of Licensor or Licensee) be assigned to Licensor to allow Licensor to recover its rights to the Technology and Products per this Agreement: (i) Licensee files in any court pursuant to any statute of the United States or of any individual state, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or at the appointment of a receiver or trustee of the party of its assets, (ii) Licensee proposes a written agreement of composition or extension of its debts, (iii) Licensee is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety
(90) days after filing thereof; (iv) Licensee proposes or is a party to any dissolution or liquidatIon, (v) Licensee makes an assignment for the benefit of creditors, or (vi) Licensee discontinues its operations for any reason whatsoever.

8.       Miscellaneous.

         8.1      Assignments.
                  ------------

                  (a) Except as is permitted under Section 2.2 above, this Agreement and any and all of the rights and obligations of either party hereunder shall not be assigned, delegated, sold, transferred, sublicensed or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other party which consent shall not be unreasonably withheld; provided, however, that (i) Licensor's consent shall not be required with respect to any assignment, delegation, sale, transfer, sublicense or other disposition by Licensee to any of its Affiliates; and (ii) withholding one's consent because the proposed assignee, delegate, transferee, sublicensee or disposee is a competitor of such party shall not be deemed to be unreasonable, for the purposes of this Section. Any attempted assignment, delegation, sale, transfer, sublicense, or other disposition, by operation of law or otherwise, of this Agreement or any rights or obligations hereunder contrary to this Section
8.1 shall be a material breach of this Agreement by the attempting party, shall be void and shall be of no force or effect

                  (b) This Agreement shall be binding upon, and inure to the benefit of, Licensor and Licensee and their respective successors and assigns, to the extent such assignments are in accordance with this Section 8.1.

         8.2 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California.

         8.3      Arbitration.
                  ------------

                  (a) Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance and termination, shall be submitted to and finally resolved by arbitration. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in Los Angeles, California, and shall be the exclusive forum for resolving such dispute, controversy or claim. For the purposes of this arbitration, the provisions of this Agreement and all rights and obligations thereunder shall be governed and construed in accordance with the laws of the State of California. The decision of the arbitrators shall be executory, final and binding upon the parties hereto, and the expense of the arbitration (including, without limitation, the award of attorneys' fees to the prevailing party) shall be paid as the arbitrator determines. Judgment based on the decision of the arbitrator may be entered by any court of competent jurisdiction. Notwithstanding this, judgment upon the award of the arbitration may be entered in any court where the arbitration takes place or any court having jurisdiction thereof, and application may be made to any court for a judicial acceptance of the award or order of enforcement.

                  (b) Notwithstanding anything contained in sub-section (a) above to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

         8.4 Waiver. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

         8.5 No Other Relationship. Nothing herein contained shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. At no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

         8.6 Notice. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called "Notices") required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (a) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (b) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (c) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (d) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth (5th) business day following the date mailed). Notices shall be addressed to the addresses set forth in the introductory paragraph of this Agreement, or to such other address as the receiving party shall have specified most recently by like Notice, with a copy to the other parties hereto.

         8.7 Entire Understanding. This Agreement and all exhibits hereto together embody the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement.

         8.8 Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision, which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

         8.9 Amendments. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by each party hereto.

         8.10 Fees Payable, Licensor and Licensee acknowledge that there is no broker's commission, finder's fee or other amount payable with regard to this transaction, and Licensor and Licensee agree to indemnify and hold the other harmless from and against all liability, claims. demands, damages or costs of any kind arising from or connected with any broker's or finder's fee, commission or charge claimed to be due any person arising from the indemnitor's conduct with respect to this Agreement and the transactions contemplated herein

         8.11. Attorneys' Fees. In the event there is any dispute arising out of or related to this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and other costs and expenses incurred in resolving such dispute including, but not limited to, all fees and costs through arbitration or any appeals.

         8.12 Survival of Contents. Notwithstanding anything else in this Agreement to the contrary, the parties agree that sections 2.1, 2.2, 3.1. 3.2, 4.1, 5.1, 5.2, 5.3, 7.2, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6. 8.7, 8.8, 8.10, 8.11,
8.12, 8.15, and 8,16 shall survive the termination of this Agreement to the extent required thereby for the full observation and performance by one or both of the parties hereto.

         8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original. Such counterparts shall together constitute but one and the same instrument.

         8.14 Table of Contents and Headings. Any table of contents accompanying this Agreement and any headings contained herein are for directory purposes only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.

         8.15 Parties to Agreement. The parties to this Agreement are Licensor and Licensee, and no other persons or entities

         8.16 Cross-Breach. The parties acknowledge and agree that a material breach of that certain Research and Development Agreement between the parties dated the same date as this Agreement shall be deemed a breach of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

                                   "Licensor"

                                    Non-Invasive Monitoring Systems. Inc., a
                                    Florida corporation

                                   By:  /s/ Marvin Sackner
                                        ------------------
                                        Marvin Sackner

                                   Its: CEO
                                        --------

                                   "Licensee"

                                   LifeShirt.com, Inc., a Delaware corporation


                                   By:  /s/ Andrew Behar
                                        ------------------
                                   Print Name: Andrew Behar
                                               ------------------
                                   Title: Chief Operating Officer
                                          -----------------------

                                   EXHIBIT "C"

The following are the Products and Technology licensed hereunder:

                              The LifeShirt System

The LifeShirt system consists of any wearable garment that incorporates two or more of the following sensor types: inductive plethysmographic sensors, electrocardiographic electrodes and/or accelerometer. These wearable garments may store and/or forward data for subsequent processing and analysis by RespiEvents software or any software that uses RespiEvents as its basis.

The patents and pending patent listed below support the LifeShirt system.

                           LifeShirt Licensed Patents

This lists the pertinent patents for LifeShirt. Full details can be obtained by going to the database of the U.S. Patent Office: http://www.
uspto.gov/patftindex.html. These patents refer only to those incorporated in LifeShirt, They do not refer to individual usage in current Nims' stand alone or LAN products.

United States Patent                                                   4,834,109
Watson                                                              May 30, 1989
================================================================================
Single          position        non-invasive         calibration       Technique


                                    Abstract

An improved method for calibrating a non-invasive apparatus for measuring respiration volume of the type wherein signals indicative of the rib cage and abdomen contributions to respiration volume are provided, and wherein at least one of the signals is multiplied by a predetermined weighting factor for reflecting the relative contributions of the rib cage and abdomen to respiration volume. The calibration method non-invasively determines the weighting factor by: totaling, during a period of breathing, a plurality of values of a parameter indicative of the relative amplitude, for each breath, of uncalibrated rib cage and abdomen signals: and dividing the average variability of the means of the total of the values of one of the rib cage and abdomen signals by the average variability of the mean of the total of the values of the other signal. The quotient so derived represents the weighting factor. An apparatus for calibrating in accordance with the method is also disclosed.

United States Patent                                                   4,452,252
Sackner                                                             June 5, 1984
================================================================================
Non-invasive        Method for monitoring             Cardiopulmonary Parameters

                                    Abstract

A method for monitoring cardiopulmonary events is disclosed. The basic method comprises looping an extensible conductor (14) in close encircling relation about the neck (12) of the subject (10), providing a signal indicative of the inductance of the loop, and monitoring the signal. This signal contains both qualitative and quantitative cardiopulmonary information In accordance with another aspect of the method, an extensible conductive loop (14) is disposed in close encircling relation about the head such that the plane defined by the loop extends through the mouth. By providing a signal indicative of changes in the inductance of the loop, qualitative and quantitative information for mouth volume may be obtained.

United States Patent                                                   4,456,015
Sackner                                                            June 26, 1984
================================================================================
Non-invasive method for semiquantitative measurement of neck volume changes

                                    Abstract

A method of semiquantitatively measuring a, subject's neck volume includes the steps of providing an extensible conductor in the form of a loop having a predetermined height; providing a signal variably responsive in value to changes in the inductance of the conductor; calibrating the signal by determining reference signal values obtained with the conductor disposed about at least two known volumes and using the reference signal values to establish the relationship between signal value and the volume enclosed by the conductor; disposing the conductor in close encircling relationship about the subject's neck; calibrating the signal for intrapleural pressure by using an invasive technique as a reference for determining a plurality of intrapleural pressures for the subject and simultaneously determining the signal value for each such intrapleural pressure measurement, thereby establishing the relationship between intrapleural pressure and signal value; discontinuing the reference technique; determining the signal value with the subject's airway closed, correlating the closed airway signal value with intrapleural pressure based on the established relationship between intrapleural pressure and signal value; and correlating intrapleural pressure obtained in accordance with the previous correlating step with the volume enclosed by the conductor based on the established relationship between signal value and enclosed volume.

United States Patent                                                   4,777,962
Watson                                                          October 18, 1988
================================================================================
Method and apparatus for distinguishing central obstructive and mixed apneas by external monitoring devices which measure rib cage and abdominal compartmental excursions during respiration

United States Patent                                                   5,588,425
Sackner, et al.                                                December 31, 1996
================================================================================
Method and apparatus for discriminating between valid and artifactual pulse wave forms in pulse oximetry

                                    Abstract

A method and apparatus for use in pulse oximetry for discriminating between valid pulse waveforms and artifactual pulse waveforms. Systolic upstroke times for valid pulse waveforms are in a consistent, narrow range which varies only slightly from subject to subject. This narrow range, which may be defined empirically for each subject or established by a default setting applicable to all subjects, defines a predetermined range of systolic upstroke times indicative of valid pulse waveforms. The systolic upstroke time of each pulse waveform is compared against the predetermined range, and pulse waveforms are deemed valid only if their systolic upstroke times are within the predetermined range. Only arterial oxygen saturation levels based on validated pulse waveforms are accepted. The present invention may also be used to validate the heart rate and/or RR, intervals of an ECG, and for discriminating between sleep and wakefulness in a monitored subject.

               Issued July 1999: Final Copy of Claims Unavailable
         PATENT APPLICATION: MEANS FOR ANALYZING BREATH WAVEFORMS AS TO
                  THEIR NEUROMUSCULAR RESPIRATORY IMPLICATiONS
                   by Marvin A. Sackner and D. Michael Inman

         Claims for Measurement of Respiratory Drive from Breath Waveforms

         1. During tidal breathing, peak inspiratory flow and acceleration derived from breath waveforms of the respiratory inductive plethysmograph serve as indicators of drive from the respiratory center in the brain. Since sensors of this device can be placed separately over the rib cage and abdomen compartments and their values summed to give tidal volume, peak inspiratory flow and acceleration values can be obtained from tidal volume, rib cage and abdomen waveforms.

         2. The peak inspiratory flow and acceleration parameters from the respiratory inductive plethysmograph are improvements over current methods in that the technology is non-invasive, has capability for discrete or continuous monitoring, and analyzes breath waveforms with a simple algorithm to obtain these drive parameters.

         3. The measurement of breath by breath peak inspiratozy flow and acceleration, and breath by breath ventilation as the product of respiratory rate and tidal volume of the breath described in this patent application also permit simultaneous computation of the ratio of respiratory drive to ventilation on a breath by breath or time average.

         4. The ratio of peak inspiratory flow to ventilation is a dimensionless number and is not affected by errors in volume calibration of the measurement device: the ratio of peak inspiratory acceleration to ventilation yields a time value and is not subject to errors in volume calibration of the measurement device.

         5. The peak inspiratory acceleration values should be measured during the early part of inspiration, nominally within a window approximately + 300 msec. near the beginning detection of initial inspiration from breath waveforms.

         6, The ratio of drive to ventilation provides an objective measure of breathlessness.

         7. Peak inspiratory flow and acceleration values can be obtained from all instruments capable of collecting solely tidal volume or airflow; these instruments include spirometers, pneumotachographs, body plethysmographs, nasa-oral thermistors and naso-oral thermocouples among others.

         8. Peak inspiratory acceleration values can be obtained from instruments measuring respiration that are applied externally to the body surface such as the respiratory inductive plethysmograph, jerkin plethysmograph, linear differential transformers, magnetometers, bellows pneumograph, strain gauges, piezoelectric devices, and inductance circumferential transformers among others. Other external respiratory monitoring devices such as the impedance pneumograph and video transformation of torso movements into a waveform display currently provide estimates of solely tidal volume.

         9. Peak acceleration values can also be obtained from airway pressure. intrapleural pressure, transdiaphragmatic pressure, neck inductive plethysmography and breath sound measurements.

         10. The basis for the assertion that values of peak inspiratory flow and acceleration measure respiratory drive is their good statistical correlation to parameters derived from the moving time average diaphragmatic electromyogram. Measures from the latter are considered as the standard by which other methods such as the respiratory based peak inspiratory and acceleration parameters in this patent application must he compared.

         11. Measurement of peak inspiratory flow and/or acceleration from the aforementioned devices has diagnostic importance in the following situations in which measurements of respiratory drive are affected.

         12. Assessment of integrity of the respiratory center in the brain by the breathing of CO2 and/or low O2 gas mixtures -~ respiratory drive normally increases with such stimulation.

         13. To assess baseline respiratory center activity across wake and sleep stares and ascertain abnormalities; normally, drive is the highest in the wake state, intermediate in Active or REM state, and lowest in Quiet or NREM state.

         14. To assess respiratory center drive during obstructive apneas/hypopneas where tidal volume may be absent or negligible but in which peak inspiratory flow and acceleration values from rib cage and abdomen compartments can provide a measure of respiratory drive.

         15. To detect the presence of external expiratory resistive loading during sleep such as snoring and/or "upper airway resistance syndrome."

         16. To serve as a set-point for manual or servo titration of positive airway pressure of patients with snoring and/or "upper airway resistance syndrome."

         17. To monitor for presence of bronchoconstriction which increases drive in patients at risk such as patients with asthma, chronic obstructive pulmonary disease, cystic fibrosis, etc.

         18. To gauge effect of anesthetic, sedative and analgesic agents that usually depresses respiratory drive.

         19. To categorize respiratory drive in various disease as a measure of status.

         20. To assess status of drive during mechanical ventilation--if patient is completely controlled by the mechanical ventilator, then drive would be virtually absent whereas if the patient is making efforts against the ventilator, peak inspiratory flow and acceleration values would reflect this situation. In the former, peak inspiratory flow or acceleration would be equivalent to ventilator peak inspiratory flow or acceleration alone whereas in the latter circumstance, the values would be greater.

         21. To assess status of respiratory muscles during potentially fatiguing tasks such as 1) elastic loading as in pulmonary edema or Adult and Infant Respiratory Distress Syndromes, 2) resistive loading as in asthmatic attacks, COPD, and upper airway resistance syndromes, and 3) during cardiogenic and non-cardiogenic shock states.

         22. As an indirect means to signal hypoxemic events in newborns--respiratory drive increase.

         23. As a means to signal retained tracheobronchial secretions since drive may increase under these circumstances,

         24. As a means to diagnose nocturnal brochospasm during sleep.

         25. As a means to detect respiratory center depression after administration of narcotics to depress excessively high respiratory drive.

         26. As a means to monitor for presence of intrinsic PEEP positive end expiratory pressure).

         27. As a means to detect respiratory distress in workers or military personnel working in hazardous gaseous environments.

         Rapid Response Inductive Plethysmographic System.
         ------------------------------------------------

         Although results from analysis of peak inspiratory acceleration paralleled those from peak inspiratory flow, acceleration values were more variable than flow values. This was due to the relatively slow digital sampling rate of the proprietary inductive plethysmographic hardware. The current hardware samples the transducer signal at 50 points/s, thereby filtering out some of the true peak values of acceleration. Recently, new electronic circuitry was developed to allow digital sampling rates to 200 points/s in order to obviate this problem. This improves the measurement accuracy of peak inspiratory flow and acceleration values. The rapid sampling rate is necessary for accurate display of inductive plethysmography monitored breath waveforms during high frequency ventilation (respiratory strokes between 4 and 15 Hz). The system can serve as a rapid response trigger to initiate inspiratory inflation by mechanical ventilator devices. The system improves timing accuracy or inductive plethysmographic measurements of ventricular volume, systolic time intervals, and carotid and internal jugular venous pulses. (6;7;47)

         The base frequencies of inductive plethysmographic transducers are determined by inductance of transducer and the resistance and capacitance in the oscillator circuitry. All these can be changed independently. For example. increasing the number of turns of the transducer around the body part being monitored, e.g., RC, AB or neck changes the oscillatory frequency of the signal and improves the signal to noise ratio. By maximizing differences in oscillatory signal frequencies between transducers, one can minimize electrical cross talk between transducers thereby also increasing the signal to noise ratio between adjacent inductive plethysmographic sensors. Another source of electrical noise in the inductive plethysmographic signal is the cable carrying the undermodulated signal to the demodulator module. This noise is minimized by locating the oscillators directly on the transducer band with the inductive plethysmographic hardware capable of accepting any number of oscillator generated signals. Preliminary studies confirm greater consistency of peak inspiratory flow and acceleration values by these hardware and transducer operation modifications.

         The current, commercially available inductive plethysmographic hardware
(61) translated changes in transducer inductance to a signal that corresponded linearly to changes in cross sectional area underneath the band (60), at a rate of 50 Hz, with a signal to noise ratio of approximately 100 to 1, when the "signal" was a normal breath,

         To increase data sampling rate from 50 points/s to 200 points/s, the band frequency divider was reduced from 4096 cycles to 1024 cycles; band oscillation frequency remained the same. To preserve and actually improve the signal to noise ratio, two steps were taken. First, the oscillation period counter was increased from 1O MHz to 40 MHz; keeping the oscillation period resolution the same as in the 50 points/s hardware, Second, the isolation pot cores used in the initial inductive plethysmographic hardware were replaced with high performance toroids. The response of the pot cores was found to be insufficient to allow accurate sampling to be accomplished in the new 5ms (200Hz) window, but the new toroids yielded a better signal to noise ratio at 200Hz than the pot cores achieved, even at 50Hz.

         The current commercially available inductive plethysmographic hardware utilizes Phillips 14O8PLOO-3B9 pot cores; in this rapid responsive system, these were changed to Phillips 768XT188-3F3 toroids. The change in material (from 3B9 to 3F3) was a tradeoff - yielding increased bandwidth for reduced gain. The change in configuration from pot core to toroid yielded a more than offsetting increase in gain in exchange for slightly more manufacturing difficulty.

The digital circuitry of the hardware was also modernized, changing from discrete 74 series CMOS logic to an integrated FPGA (Phillips PZ5128-Sl0A84). This single FPGA contains all the digital logic of two inductive plethysmographic channels and also has leftover capacity that serves as glue logic for the microcontroller. The microcontroller is now integrated onto the same printed circuit card as the inductive plethysmographic channels, realizing a single card QDC calibratable (58) inductive plethysmographic solution for the first time. Utilization of surface mount technology and integrated FPGA reduced the size of this single card to approximately half the size of the previous inductive plethysmographic hardware card, which did not include the microprocessor, a component that is necessary for QDC calibration and generation of analog outputs. The two channel inductive plethysmographic channel system is expanded to four to eight channels by keeping each oscillator on a separate base frequency to avoid electrical crosstalk. This is implemented by replicating the two-channel system, or using a higher density FPGA along with a higher performance microcontroller such that additional inductive plethysmographic channels are placed on a single card.

         Claims for Rapid Response Inductive Plethysmograph System
         ----------------------------------------------------------

         1. We have invented a rapid response inductive plethymographic system that increases signal sampling rate by a factor of four. It hinges on reducing the band frequency divider from 4096 cycles to 1024 cycles, increasing the oscillation period counter from 10MHz to 40MHz and replacing isolation pot cores used in current system with high performance toroids.

         2. This system improves the ratio of signal to electrical noise.

         3. Additional electronic improvements have been made to reduce the size of the system and allow capability for additional inductive plethysmographic channels on the same card that currently allows only two channels.

         4. This system improves the measurement accuracy of peak inspiratory flow and acceleration values.

         5. The rapid sampling rate is necessary for accurate inductive plethysmography breath waveform displays of breaths during high frequency ventilation (respiratory strokes between 4 and 15 Hz).

         6. The rapid response system is needed for rapid triggering of the initiation of inspiratory inflation by mechanical ventilator devices.

         7. The rapid system is required for timing accuracy of inductive plethysmographic measurements of ventricular volume, systolic time intervals, and carotid and internal jugular venous pulses.

         The signal to noise ratio from the inductive plethysmographic system is increased by increasing the turns of the transducer around the body part being monitored.

         9. The signal to noise ratio is also improved by mounting the oscillator module directly on the transducer and hooking it to a demodulator system on the body to eliminate the long recorder electrical cable, a major source for the electrical noise.

         Rapid Trigger System for Initiating Mechanical Ventilator Inflation
         -------------------------------------------------------------------
         Breaths
         -------

         Introduction

         In recent years, attention has been directed toward methods for triggering initiation of inspiratory inflations by mechanical ventilators. For babies, the concern has related to the delay and desynchronization owing to the rapid breathing rates, intrinsic airway resistance, and transmission of the pressure trigger (PT) or flow trigger (FT) pulse from the measurement site of the trigger to the respirator. This delay that leads to asynchrony between spontaneously breathing mechanically ventilated infants and the ventilator has been associated with pneumothorax, intracranial hemorrhage, arid hemodynamic instability. (38) To minimize trigger delay in babies, trigger pulses obtained from sensors placed on the body surface such as the Grasby capsule, an applanation device on the abdominal wall, and the impedance pneumograph have been utilized as alternatives to devices on the airways. In adults, the major concern dealing with triggering the effects of intrinsic PEEP and delay in initiation the ventilator breath for overcoming such pressure with consequence increase in work of breathing. Measurements of trigger effectiveness in terms of delay, failure to trigger, and work of breathing have been made in models and patients. The figure below illustrates the considerations in computing the delay in the presence of intrinsic PEEP. below is reproduced from Figure 1 in the paper by Nava et al. (36) From top to bottom, flow, esophageal pressure, and airway pressure. The two solid lines identify on the esophageal pressure trace, the inspiratory effort during pre-triggering. The initial portion of esophageal pressure. between the onset of the negative deflection and the point corresponding to the crossing of zero flow (dashed line) represents the effort to overcome intrinsic PEEP. The second portion of the esophageal pressure trace, between zero flow crossing and the point of its abrupt rise (and maximum negative airway pressure), represents the effort to open the inspiratory valve of the mechanical ventilator.

                                    EXHIBIT D

The following are the Reserved Products reserved and cross-licensed hereunder:

NIMS shall have the right to use the 1) LifeShirt garment or individual Respibands and 2) LifeShirt module and/or 3) HandSpring PDA processor, and 4) supporting software in stand-alone products that have monitoring and/or alarming (if 510(k) approval is obtained by NIMS) functions. A "stand-alone product" monitors a single patient and is connected to a nearby PC or polygraph recorder for display of real-time physiological waveforms with cable or wireless links. Monitoring of several stand-alone systems can only be accomplished with LAN to a central PC station located within the facility, not off-site, This product will be sold by NIMS only to hospital accounts, Any other facility that requests such a device will be referred to LifeShirt.com who may sell them the LifeShirt System or refer the account back to NIMS for sale. These additional features, when they become available, will be licensed to LifeShirt.com under this licensing agreement.

         RESEARCH AND CONSULTING AGREEMENT

         This Research and Consulting Agreement (the "Agreement") is made and entered into as of October 28, 1999 by and between LifeShirt.com, Inc., a Delaware corporation, whose business address is P. O. Box 262, Ojai, California 93024 (hereinafter referred to as "LifeShirt.com") and Non-Invasive Monitoring Systems, Inc., a Florida corporation whose business address is 1840 West Avenue, Miami Beach, Florida 33139 (hereinafter referred to as "NIMS").

                                    RECITALS

WHEREAS, LifeShirt.com, in connection with its business, has acquired certain inventions, patents and patent rights, confidential information, proprietary information and trade secrets from NIMS pursuant to that certain license agreement between LifeShirt.com and NIMS dated as of even date herewith (the "License Agreement"); and

WHEREAS, LifeShirt.com acknowledges that NIMS has expertise and confidential and proprietary information of its own; and

WHEREAS, to enable NIMS to effectively perform its services under this Agreement, it may be necessary for LifeShirt.com to disclose to NIMS certain of its inventions, proprietary or confidential information, and/or trade secrets which may not be disclosed to other persons or entities by NIMS and NIMS may need to divulge proprietary or confidential information to LifeShirt.com which may not be disclosed to other persons or entities by LifeShirt.com.

NOW, THEREFORE, in consideration of the premises and mutual covenants of the parties, it is agreed as follows:

AGREEMENT

1. Statement of Work. The services to be performed by NIMS are in support of LifeShirt.com's garment with embedded sensors that records and transmits data over the Internet for respiration, ECG, and over 35 other physical and emotional vital signs into a small digital recorder products and associated technology (the "LifeShirt System"). The services generally shall consist of offering expert advice, research support, hardware and software design, and direction of testing for safety and effectiveness in the development and technical support of the LifeShirt System. The design specifications, details and milestones associated with these goals are set forth in the Statement of Work, attached and incorporated as if fully set forth herein as Appendix A.

         The performance of this Agreement and the Statement of Work pertaining thereto shall be coordinated with the director of research and development (to be hired) of LifeShirt.com with concurrence from Andrew Behar, Chief Operating Officer, except where mutually agreed upon in writing by LifeShirt.com and NIMS.

         Attainment of the task completion milestones described in Appendix A shall constitute the only performance obligations required to be achieved by NIMS pursuant to this Agreement. NIMS acknowledges that LifeShirt.com may raise capital through debt or equity financing and that the task completion milestones described in Appendix A may need to be revised to accommodate the requests of any investors in LifeShirt.com. NIMS will negotiate any modification in the task completion milestones or request for additional services in good faith.

         Additional services related or unrelated to the task completion milestones included on Appendix A shall constitute an amendment to this Agreement and shall be effective only if authorized in writing by the designated representatives of both LifeShirt.com and NIMS. Costs for such additional services shall be calculated and billed separately and shall be in addition to the compensation outlined hereinafter for this Agreement.

         The parties acknowledge and agree that research projects which may or may not be related to the LifeShirt System may be undertaken by NIMS either during the term of this Agreement or in the future and that the compensation and payment due to NIMS for such research projects shall be negotiated on a good faith basis by the parties as such opportunities arise.

2. Transfer Of Intellectual Property. LifeShirt.com shall retain all licensing rights to the LifeShirt System technology pursuant to the terms and conditions of the License Agreement. In addition, any and all rights to the inventions or technologies related to the LifeShirt System which are developed by NIMS pursuant to this Agreement or which arise from or are created by information used in providing services under this Agreement (the "Derivative Patents") shall be pursuant to the terms and conditions of the License Agreement.

3. Compensation and Payment. In consideration for the services and performance milestones described in Appendix A, LifeShirt.com agrees to pay NIMS a total of two hundred sixty-eight thousand dollars ($268,000) in U.S. funds according to the following schedule:

              (i) Ten thousand dollars ($10,000) shall be payable within ten
(10) days of the execution of this Agreement;

              (ii) Forty-three thousand dollars ($43,000) shall be due on November 1, 1999 but payable by November 19, 1999 (the "Initial Installment Payment"). NIMS agrees that the November 19, 1999 date can be reasonably delayed provided that LifeShirt.com notifies NIMS of such a delay prior to November 19, 1999 and such a delay is the result of a delay in the receipt of funds arising from the private placement of the securities of LifeShirt.com. Thereafter, forty-three thousand Dollars ($43,000) is due and payable on the first day of each mouth following the initial Installment Payment for a total of five months (the "R&D Period"). At the end of the R&D Period, the LifeShirt System will be submitted by NIMS for FDA approval (the "Submission") or if this is deemed unnecessary by LifeShirt.com and NIMS acting together, a letter to file in lieu of a 501(k) Submission will be employed in order to release the Products for marketing.

         Time is of the essence in this Agreement. If the attainment of the Submission is delayed due to factors under the (i) sole control of LifeShirt.com; or (ii) requirements by FDA; or (iii) third parties responsible for drafting the 501(k) Submission; or (iv) vendor(s) that supplies components of the LifeShirt System (garment, electronics, HandSpring computer); or (v) testing service(s) for meeting electrical safety requirements according to FDA regulations; or (vi) any other Factor beyond NIMS' control, then NIMS shall have a period of time equal to the length of any such delay (the "Cure Period") to change or correct those circumstances so that NIMS can continue to perform pursuant to the terms of this Agreement.

4. Reimbursable Expenses, NIMS shall make any necessary travel and hotel reservatIons, if and only if such travel is pre-approved in writing by LifeShirt.com and LifeShirt.com shall pay or reimburse NIMS for automobile rental, hotel/motel rooms, air travel (tourist class domestically and business class for overseas travel) and all other related expenses for any travel beyond 200 miles that NIMS must undertake in discharging its obligations under this Agreement. LifeShirt.com shall furnish at its facility, for NIMS's use in conjunction with the services performed pursuant to this Agreement, office space, telephone, fax, postage, online and other communications equipment. At the beginning of the term of this Agreement and, thereafter, from time-to-time (including, without limitation, in the event of any unforeseen changes in need for such resources). NIMS will advise LifeShirt.com on a "best efforts" basis in writing of the equipment, materials, software, personnel and any other resources necessary to discharge its obligations under this Agreement in accordance with the design specifications set forth in the Statement of Work and LifeShirt.com will either purchase the materials directly or reimburse NIMS for such expenditures, so long as all such purchases are pre-approved in writing by LifeShirt.com, with such approval not to be unreasonably withheld. All costs shall be reimbursed to NIMS within thirty (30) days from invoicing.

5. 510(k), LifeShirt.com agrees to advance (in the form of direct payment to said parties) all costs of any third party consultants (pre-approved by LifeShirt.com in writing whose approval will not be unreasonably withheld), required for providing templates and review of the 510(k) Submission documentation which is prepared by NIMS under Good Manufacturing Practice ("GMP") and ISO 9001 guidelines and assisting with any related submission policies and procedures (the "Submission Advances"). Any such Submission Advances advanced by LifeShirt.com will be recouped by LifeShirt.com in the form of a deduction from any royalty payments to be made by LifeShirt.com to NIMS pursuant to the License Agreement (the "Submission Recoupment"). However, under no circumstances shall the Submission Recoupment exceed ten percent (10%) of the total NIMS Royalties payable by LifeShirt.com to NIMS for any annual period per the License Agreement. Any Submission Recoupment remaining unpaid during such annual period shall be carried forward to the next annual period up to a maximum of ten percent (10%) and for each subsequent annual period until paid in full.

6. Equipment and Data. LifeShirt.com will furnish to NIMS, without cost to NIMS, use of equipment and data owned by LifeShirt.com that LifeShirt.com deems reasonably necessary for NIMS performance of services under this Agreement. Upon completion of the services or expiration of this Agreement, NIMS shall return to LifeShirt.com all such equipment and written material furnished by LifeShirt.com.

7. Technical Notebook. NIMS shall transmit information to LifeShirt.com to encompass and maintain a notebook at LifeShirt.com's principal place of business which shall contain notes, ideas, outlines and summaries of activities performed on behalf of LifeShirt.com; and this notebook shall be the exclusive property of LifeShirt.com. LifeShirt.com agrees and acknowledges that the information contained in the notebook is also the property of NIMS and is only to be used for purposes of accomplishing the terms and conditions of the Licensing Agreement. Failure to maintain this notebook shall be considered a material breach of this Agreement.

8. Reports. NIMS agrees to prepare a written progress report on a monthly basis, to be provided to the parties designated on Section 1 herein on or about the first of each month during the term of this Agreement.

9. Confidentiality. LifeShirt.com and NIMS mutually covenant to maintain in confidence any inventions, confidential or proprietary information or trade secrets which are disclosed to the other in the course of discharging each party's obligations under this Agreement. Unless otherwise stated in writing, all inventions and information transferred to the other party shall be deemed to be proprietary, confidential and a trade secret and both LifeShirt.com and NIMS agree to take all reasonable precautions to prevent any unauthorized disclosure of any such inventions and information and not to make use of such inventions and information, except for the purposes of this Agreement and the License Agreement.

10. Term. This Agreement shall become effective on execution and shall continue in effect until the end of the R&D Period (the "Term"). This Agreement automatically renews on a month-to-month basis, under the same terms and conditions, including the monthly payment under Section 2(ii) herein, unless and until terminated by written notice given by either party at least thirty (30) days prior to the end of the Term or any monthly period, if extended, thereafter.

11. Assignment NIMS's obligations, rights and benefits under this Agreement are personal to it and therefore (i) no such obligation, right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer; and (ii) NIMS may not delegate its duties or obligations hereunder. LifeShirt.com may assign this Agreement in the event of any merger, reorganization or consolidation or upon the sale or transfer of all or substantially all of its assets.

12. Notices. Unless otherwise specifically provided in this Agreement, all notices or other communications (collectively and severally called "Notices") required or permitted to be given under this Agreement, shall be in writing, and shall be given by: (A) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (B) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), or (C) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt). Notices shall be addressed to the address set forth in the introductory section of this Agreement, or to such other address, as the receiving party shall have specified most recently by like Notice, with a copy to the other party.


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

13. Choice of Law. This Agreement shall be governed according to the laws of the state of California.

14. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services to be rendered by NIMS to Company and contains all of the covenants and agreements between the parties with respect to the services to be rendered by NIMS to Company in any manner whatsoever. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

15. Amendments. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by each party hereto.

16.      Arbitration.
         ------------

         (a) The parties hereby agree that all controversies) claims and matters of difference shall be resolved by binding arbitration before the American Arbitration Association (the "AAA") according to the rules and practices of the AAA from time-to-time in force: provided however that the parties hereto reserve their rights to seek and obtain injunctive or other equitable relief from a court of competent jurisdiction, without waiving the right to compel such arbitration pursuant to this section.

         (b) Notwithstanding anything contained in sub-section (a) above to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

17. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws effective during the term of this Agreement, then and, in that event: (A) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this Agreement, and, in lieu of such excused provision, there shall be added a provision as similar in terms and amount to such excused provision as may be possible and be legal, valid and enforceable, and (B) the remaining part of this Agreement (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby and shall continue in full force and effect to the fullest extent provided by law.

18. Preparation of Agreement, it is acknowledged by each party that such party either had separate and independent advice of counsel or the opportunity to avail itself or himself of same. In light of these facts it is acknowledged that no party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against any party as the alleged draftsman of this Agreement.

19. Waiver. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

20. Cross-Breach. The parties acknowledge and agree that a material breach of the License Agreement shall be deemed a breach of this Agreement.

21. Counterparts. This Agreement may be executed manually or by facsimile signature in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

              WHEREFORE, the parties have executed this Agreement on the date first written above.

"NIMS"                                          "LifeShirt.com"

Non-Invasive Monitoring Systems, Inc.           LifeShirt.com, Inc.

By: /s/ Marvin A. Sackner                       By: /s/ [ILLEGIBLE]
   -----------------------                          -------------------
Its: CEO                                        Its: Chief Operating Officer
    --------------                                   ------------------------

                                  Appendix "A"

                                Statement of Work

                  Non-Invasive Monitoring Systems, Inc. (NIMS)

                       Development for LifeShirt.com, Inc.

NIMS shall complete the following engineering and software development tasks within a six month time period: Development of miniature version of Respitrace Plus Processor or equivalent of three Repitrace 200 units and Respitrace PT, including; design work on existing boards preparatory to the miniaturization process, consultation on selection of miniaturization vendor, supervision and consultation of miniaturization process, consultation, supervision, and testing of the miniaturization processor, consultation on selection of processor manufacturer, supervision of manufacturer prior to commercial production, and supervision of testing commercial product to be sure that it meets specifications.

     1. Development of a LifeShirt System Jersey, including: development o prototype LifeShirt System jersey (the "LifeShirt System Jersey") attendance at locus groups whose expenses and selection are LifeShirt.com's responsibility, for feedback as to the acceptability of the patient-LifeShirt System interface, redesign based on consumer testing, possible second round of consumer tests, consultation on selection of manufacturer, supervision and consultation of a production model garment, testing of commercial production units to be sure that products meet specifications.

     2. PalmPilot HandSpring,Windows CE, or other PDA or digital recorder hardware and software development including; selection of most cost effective off-the-shelf device, development of software to accept input of trend and waveform data from LifeShirt System Jersey, module connected to HandSpring PDA processor, development of customer interface to input symptoms and record these symptoms against a timeline to compare with physical signs, testing and debugging of software. Software completion within the six-month time period of the R&D agreement will be made at NIMS best efforts but cannot be guaranteed owing to the limited availability of two programmers and inexperience in translating RespiEvents software into PalmPilot operating system.

     3. RespiEvents software modifications for LifeShirt System monitoring including: development of RespiEvents version to run at data hub with multiple simultaneous technicians and physicians sharing data, development of reporting formats that can be; emailed, faxed, posted to a web page. Consultation with LifeShirt.com hub personnel to integrate software such that RespiEvents can be integrated seamlessly with data hub customer tracking software for billing and security verification among many other functions.

     4. Cooperate and consult with LifeShirt.com in their development of the Internet portal for receiving LifeShirt System data.

     5. Verification and validation of hardware and software suitable for 510(k) FDA submission including preparation of documentation and supervision of prepuration of FDA submission, working in collaboration with outside FDA consultants to expedite the approval of: LifeShirt System Jersey, module connected to HandSpring PDA processor and RespiEvents as needed depending on decision to be made by LifeShirt management with NIMS consultation of whether to file or send letter to file on specific products, also supervise electrical safety testing of LifeShirt System and any other testing that is required for regulatory approval.

     6. General consultation on the development of marketing strategy and marketing plans for the LifeShirt System including review of draft marketing and advertising materials to be sure that any claims made are accurate and are not misrepresenting product capabilities.


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